Exhibit 2.1

CERTIFICATE OF FORMATION

OF

Arrived Homes II, LLC

FIRST:	The name of the limited liability company is Arrived Homes II, LLC.

SECOND:	The address of its registered office in the State of Delaware is 1013 Centre Road, Suite 403-B in the City of Wilmington, Delaware 19805, in the County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC.

THIRD:	Members may be admitted in accordance with the terms of the Operating Agreement of the limited liability company.

FOURTH:	Notice is hereby given pursuant to Section 18.215(b) of the LLC Act that the debts, liabilities, and obligations incurred, contracted for, or otherwise existing with respect to a particular series of the LLC, shall be enforceable against the assets of such series only and not against the assets of the LLC generally, or any other series thereof, contracted for, or otherwise existing with respect to the LLC generally, or any other series thereof, shall be enforceable against the assets of such series.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on February 02, 2022.

/s/ Sverre Turpel
Sverre Turpel, Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:11 P 102/04/2022
FILED 06:11PM 02/04/2022
SR 20220383098 - FileNumber 6596525